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                                                                       Exhibit 5

  Form of Amended Employment Agreement, dated as of December 20, between the Company and certain executives of the Company.

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                             EMPLOYMENT AGREEMENT
                             --------------------

          AGREEMENT made as of the 20th day of December, 1998, by and between LEARONAL, INC., a New York corporation, having its office and place of business
at 272 Buffalo Avenue, Freeport, New York 11520 (the "Company") and [        ],
residing at [        ] (the "Executive").

                                  BACKGROUND
                                  ----------

          The Company has entered into an Agreement and Plan of Merger dated December 20, 1998 among the Company, ROHM AND HAAS COMPANY ("Parent") and LIGHTNING ACQUISITION CORP. ("Purchaser") (the "Merger Agreement").

          Parent, Purchaser and the Company want to continue the employment relationship between Executive and the Company following the effective date of the contemplated merger (the "Merger") and the Executive wants to continue in that employment, in each case on the terms and conditions set forth herein.

                                   AGREEMENT
                                   ---------

          Accordingly, in consideration of the mutual promises contained herein, and intending to be legally bound, the Company and the Executive agree that contingent upon, and effective upon the date of the earlier of the consummation of the Offer or the Merger (as such terms are defined in the Merger Agreement),
(a) all prior employment agreements and amendments thereto are hereby amended and restated in their entirety as follows, and simultaneously with the earlier to occur of the Offer or the
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Merger, will be of no further effect, and (b) that the Executive will remain employed by the Company on the terms and conditions set forth herein.

          1.   Employment; Duties:

               (A) The Company hereby continues the employment of the Executive and the Executive hereby accepts such continued employment on the terms and conditions hereinafter set forth. During his employment hereunder, the Executive
shall serve as [       ] of the Company, and shall have and perform such duties
and responsibilities relating to the business and operations of the Company as may be appropriate to such position, and as the Board of Directors from time to time may assign to him, consistently with the requirement that his duties be appropriate to his position, subject to reasonable vacation periods and other leaves of absence.

               (B) During his employment hereunder, the Executive shall devote his full time, attention and best efforts to the business of the Company and to the furtherance of its interests, and shall not, without the prior written consent of the Board of Directors of the Company, directly or indirectly, engage in, or enter into the employment of, or otherwise render services to or for, or act as a director, officer or employee of any other business, partnership, association, corporation or other entity (other than established trade associations of which the Company is a member) except for non-remunerative participation in charitable organizations.

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               (C)  The principal place of performance of the Executive's services hereunder shall be Freeport, New York, subject to reasonable travel requirements on behalf of the Company.

               (D) The Executive represents and warrants that he is free to enter into this Agreement and the performance of his obligations and duties in the manner contemplated hereunder will not violate the provisions of any other agreement or understanding to which he is a party or by which he is bound.

          2.   Term: The term of this Agreement shall be for the period
               ----
commencing on the earlier of the date of the consummation of the Offer or the date of the Merger and ending on the third anniversary of that date.

          3.   Compensation:
               ------------

               (A) As compensation for the Executive's services hereunder, the Company shall pay and the Executive shall accept an annual salary ("Base
Salary") of not less than [       ] Dollars per year, or such greater sum as the
Company may from time to time deem appropriate, payable in such installments and at such regular intervals as the Company may from time to time use for the payment of salaries, but not less frequently than monthly.

               (B) Executive shall also be entitled to participate in an annual bonus program that shall provide an opportunity to receive an annual bonus, including for the year, if any that begins before and ends after the Effective Time, that is as a dollar amount at least consistent with the opportunity provided to him in accordance with the Company's practices and policies in effect before the Effective Time, based on

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performance objectives established by the Board, in consultation with the Chief
Executive Officer, following the Effective Time.

               (C) In addition to the compensation set forth in (A) above, to induce the Executive to remain in the employ of the Company, and as additional compensation for the critical services to rendered by the Employee during the difficult period of integration and transition following the Effective Time, the Executive shall be entitled on the first anniversary of the effective date of this Agreement, to an amount equal to 60% of the annual Compensation then payable under (A) above, provided that the Executive is employed on the payment date. If the Executive's employment is terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall be paid a pro rata portion of the amount otherwise payable under this Section 3(C) determined by dividing the number of days elapsed from the beginning of the term of this Agreement (determined under Section 2) by 365. If the Executive's employment hereunder is terminated for any other reason, no payment shall be made under this Section 3(C).

          4.   Additional Benefits:
               -------------------

               (A) The Company shall provide the Executive with such retirement, medical and other fringe benefits as the Company or the Parent may from time to time decide to generally provide for the Company's similarly situated executive personnel, provided that during the term of this Agreement, the total of such benefits shall be substantially comparable in the aggregate to those provided to the Executive before the Effective Time. Until the third anniversary of the Effective Time, as defined

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in the Merger Agreement, there shall be no adverse change or reduction in the level or amount of any Executive perquisite made available to the Executive immediately before the Effective Time.

               (B) The Company shall reimburse the Executive for all reasonable and necessary travel, entertainment and other expenses incurred by the Executive in connection with the performance of his duties hereunder, provided such expenses are documented and vouchers supported by receipts are submitted; the good faith determination of the Company as to the reasonableness and necessity of any such expense shall be binding and conclusive. Any reimbursed expense which is disallowed as the result of any audit of the Company's tax returns by any governmental taxing authority shall be refunded by the Executive to the Company promptly following such disallowance.

          5.   Stock Option Payments:  Executive agrees with respect to each
               ---------------------
outstanding stock option (each "Option") heretofore granted under the Company's 1990 Nonqualified Stock Option Plan, dated June 1, 1990 (the "1990 Plan") and the Company's 1996 Long-Term Incentive Plan (the "1996 Plan", and together with the 1990 Plan, the "Company Stock Option Plans"), to be bound by the terms of
Section 2.10 of the Merger Agreement.

          6.   Termination:
               -----------

               (A) The Company may terminate the Executive's employment at any time for "Cause" or upon 90 days notice for any other reason. The Executive may

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terminate employment hereunder upon 90 days written notice, with or without
"Good Reason."

               (B) If the Executive's employment is terminated for "Cause" or by the Executive without "Good Reason" the Executive shall have no further rights under this Agreement, except the right to receive the Compensation payable under Section 3 up to the date of termination by the Company of the Executive's employment hereunder, and the right to receive any vested benefits under any plan or arrangement described in Section 4. The Executive's employment shall be deemed to have been terminated for "Cause" if his employment is terminated for: (i) embezzlement, theft, or other misappropriation of any property of more than nominal value of the Company; (ii) the Executive's neglect of, or failure substantially to perform or comply with, his duties, responsibilities and obligations as an officer of the Company (other than any such failure resulting from his incapacity due to physical or mental illness, as determined by a physician appointed by the Company) after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which such Board believes that the Executive has not substantially performed his duties and the Executive fails or refuses to remedy such failure to the reasonable satisfaction of the Board within ninety (90) days after the receipt of such notice; (iii) the Executive's willful and material breach of his restrictive covenants set forth in this Agreement; (iv) any act which if the subject of a criminal proceeding could reasonably result in a conviction for a felony; (v) an act or acts of dishonesty on the Executive's part intended to result or resulting in substantial gain or personal enrichment to him at

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the expense of the Company or (vi) a material breach of the Parent's Code of
Business Conduct or other policies governing employee conduct.

               (C) In the event the Executive's employment is terminated by the Company without "Cause" or by the Executive with "Good Reason," the Executive shall have the right to receive (a) the Compensation payable under Section 3 and
(b) continuation of the benefits in which the Executive is participating under
Section 4 on the date of termination, in each case for the remaining term of this Agreement following the date of such termination without "Cause." The amount payable under (a) above shall be paid in a lump sum within 30 days of the date of the Executive's termination without "Cause."

               (D) "Good Reason" shall mean, without the Executive's express prior written consent, the occurrence of any one or more of the following:(i) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including titles and reporting requirements) as an officer of the Company, or a material reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect as of the effective date (or as subsequently increased), other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) The Company's requiring the Executive to be based at a location in excess of twenty five (25) miles from the location of the Executive's principal job location or office as of the effective date, except for required travel on the Company's business to an extent substantially consistent with the

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Executive's present business obligations; (iii) A reduction by the Company of the Executive's Base Salary as in effect on the effective date, or as the same shall be increased from time to time; (iv) A failure by the Company to provide the benefits described in Section 4, other than an immaterial failure that is remedied by the Company promptly after the receipt of timely notice thereof given by the Executive. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive's level of coverage under all such programs must be at least as great as is such coverage provided to executives who have the same or lesser levels of reporting responsibilities within the Company's organization;

               (E) Any provision hereof to the contrary notwithstanding, if this Agreement shall not have previously expired or the Executive's employment hereunder shall not have otherwise been sooner terminated, the Executive's employment hereunder shall automatically terminate upon:

          (i) the Executive's becoming physically or mentally disabled so as to be unable to perform the essential duties of his employment with or without reasonable accommodation for a period aggregating six months in any twelve (12) month period; provided that the Executive shall be entitled to continue to receive his then effective annual salary, in such installments and intervals as then payable, less the sum of any payments to which the Executive or the Executive's family may then be entitled under Social Security, the Company's disability insurance plan, if any, and any other source of disability income, for the balance of the then remaining term hereunder or six months, whichever is longer, but only for so long as the Executive is living; or

          (ii) the Executive's death; provided that the Executive's widow shall be entitled to receive payments equal to fifty (50%) percent of the Executive's then effective annual salary, less the sum of payments

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               to which the Executive's widow may then be entitled under Social
               Security, and the Company's pension or retirement plans, if any, for the balance of the then remaining term hereunder or six (6) months, whichever is longer, but only for so long as the Executive's widow survives him.

               (F) Upon the expiration of this Agreement or the sooner termination of the Executive's employment hereunder, the Executive shall promptly return all copies of all documents and records reflecting any trade secrets, confidential information, formulae, proprietary data or other matter pertaining to the business of the Company, its customers or suppliers, to which access by the public is restricted, all of which are and shall remain the Company's property. The Company may withhold any monies due the Executive hereunder or otherwise until all such property is returned.

          7.   Confidential Information:
               ------------------------

          Executive acknowledges that the Company owns, possesses or controls trade secrets, proprietary information, formulae, methods, products, processes, data customer lists, sources of supply, and other information pertaining to the business of the Company (singly and collectively, the "Confidential Information") , that it may from time to time develop or improve upon such Confidential Information, and acquire additional Confidential Information, sometimes from third parties upon the express condition that such Confidential Information will not be disclosed, that all of such Confidential Information constitutes a unique and valuable asset of the Company, and that disclosure of any such Confidential Information to or use by anyone other than in the ordinary course of the Company's business and for its benefit would result in irreparable and continuing damage to the Company. The Executive shall keep all such

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Confidential Information and other matters pertaining to the business of the
Company, its customers or Suppliers, which is not generally available to the public, in strict secrecy and confidence, and shall not at any time during the term of his employment hereunder, or thereafter for so long as access thereto is not generally available to the public, directly or indirectly, make use of, disclose or furnish to any person, firm or Company or other third party any such Confidential Information, nor participate in the use, disclosure or publication of any elements thereof, either alone or in conjunction with others, except as may be required in the ordinary course of the Company's business, or as may be mandated under applicable law by competent authority.

          8.   Executive Knowledge:
               -------------------

               (A) Executive shall from time to time communicate and make known to the Company all knowledge possessed by him relating to any methods, developments, inventions or improvements, whether patented, patentable or unpatentable, which relate to the business of the Company, whether acquired by him prior to or during his employment by the Company; provided, however, that nothing herein shall be construed as requiring any such communication where the method, development, invention or improvement is lawfully protected from disclosure as the trade secret of a third party or by any other lawful bar to such communication existing prior to the commencement of such employment.

               (B) Any such methods, developments, inventions or improvements, whether patentable or unpatentable, which Executive may conceive of or develop while in the Company's employ, shall be and remain the exclusive property

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of the Company. Executive shall, on request, execute patent applications, and any other records or memoranda requested by the Company, utilizing, incorporating or based on any such methods, developments, inventions or improvements, including instruments deemed necessary by the Company for the prosecution of any patent application or the acquisition of Letters Patent in this, any foreign country, or otherwise.

               (C) Executive shall keep records in connection with his employment as the Company may from time to time direct, and all such records shall be the sole and exclusive property of the Company. At any time and from time to time, within five (5) days after the Company's request, Executive shall surrender to the Company any and all documents, memoranda, books, papers letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs, any and all data and information, and any and all copies thereof relating to the Company's business or any Confidential Information.

          9.   Restrictive Covenants:
               ---------------------

               (A) The services of Executive are unique, extraordinary and essential to the business of the Company, particularly in view of Executive's access to Confidential Information. Accordingly, if the Executive's employment by the Company shall at any time be terminated for any reason whatsoever (other than as a result of the Company's failure to make payments due to Executive hereunder), for a period equal to eighteen (18) months, twelve (12) months if the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, commencing with

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the date of such termination without the Company's prior written approval, the
Executive shall not, actively or inactively, directly or indirectly, for himself or for others (i) employ, become employed by, or associate in any business relationship with any person who was an employee of the Company, or any business, partnership, association, corporation or other entity which was affiliated with, or was a customer or supplier of the Company, during the twelve
(12) month period preceding such termination, where such employment, association or relationship would result in the Executive's being engaged in a commercial enterprise which competes with or contemplates competing with the Company; nor
(ii) engage in any business which competes or then contemplates competing with the Company; nor (iii) solicit for competitive purposes any prospective or existing account of the Company which at the time of such termination was then actively being solicited by or doing business with the Company; nor (iv) purposefully affect to the Company's detriment any relationship of the Company with any customer, supplier or employee of the Company or cause any customer or supplier to refrain from entrusting additional business to the Company. In the event that any of the provisions of this Section 8 shall be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

               (B) As specifically used in Sections 6, 7 and 8 hereof as well as in this Agreement throughout, the term "Company" shall mean and include any parent

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or subsidiary of the Company, as well as any and all corporations or other entities as may succeed to all or substantially all of the business or assets of the Company.

          10.  Injunctive Relief: The Executive acknowledges that the Company's
               ------------------
remedies at law for the breach of any of the confidentiality or other requirements and restrictive covenants of Sections 6, 7 or 8 of this Agreement would be inadequate, that the harm to the Company's business likely to arise from any threatened or actual breach thereof would be material and irreparable, and, accordingly, that the Company shall be entitled to enforce such requirements and restrictive covenants by temporary and permanent injunction or other mandatory remedies restraining the Executive from committing or continuing any threatened or actual violation of such requirements or restrictive covenants, without the necessity of proving damages and without prejudice to any other rights and remedies available to the Company under this Agreement or otherwise, at law or in equity.

          11.  Notices:  All notices or other communications required or
               -------
permitted to be given hereunder shall be in writing and shall be deemed sufficient if delivered against receipt or mailed by registered or certified mail, return receipt requested, as follows: if to the Company, to its offices at 272 Buffalo Avenue, Freeport, New York 11520, or such other address as the Company may hereafter designate for that purpose; and if to the Executive, to him at 9 Gilder Court, Northport, NY 11768, or such other address as he may hereafter designate for that purpose.

          12.  Binding Effect: This Agreement shall be binding upon and inure to
               ---------------
the benefit of the legal representatives, successors and permitted assigns of the

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parties, including any corporation or other entity into which the Company may consolidate or merge or to which it may transfer substantially all of its assets, provided that the rights and obligations of the Executive hereunder shall not be assignable or delegable without the prior written consent of the Company.

          13.  Merger: This Agreement is intended as the final and sole
               -------
expression of the agreement between the parties regarding the subject matter thereof. Neither party shall be bound by any representations, promises or inducements not set forth herein, none of which have been made or relied upon in the making of this Agreement. No change, modification, discharge or termination of any of the provisions of this Agreement or the obligations of either party thereunder shall be valid unless in writing signed by the parties hereto.

          14.  Waiver: Any waiver by either party hereto of any right, default,
               -------
terms, conditions, options or remedies hereunder in any one or more instances shall not thereafter be deemed a waiver of the future enforceability of any such right or of any subsequent default, or any such term, condition, option or remedy.

          15.  Severability: The invalidity or unenforceability of any
               -------------
paragraph, term or provision hereof shall in no way affect the validity or enforceability of the remaining paragraph, terms and provisions thereof. In any such event, it is the parties' intention and agreement that any such paragraph, term or provision which is held or determined to be unenforceable, as written, shall nonetheless be in force and binding

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to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstances. Without limiting the foregoing, with respect to any confidentiality requirement or restrictive covenant contained herein, if it is determined that any such provision is excessive as to duration or scope, it is intended that it nevertheless be enforced for such shorter duration or with such narrower scope as will render it enforceable.

          16.  Headings:  Headings to paragraphs contained herein are for
               ---------
reference purposes only and are not to be given any substantive effect or meaning.

          17.  Governing Law:  This Agreement has been made in the State of New
               --------------
York, shall be interpreted and construed in accordance with the laws of that State, without giving effect to conflict of law and principles requiring the application of the substantive laws of another jurisdiction.

          IN WITNESS WHEREOF, the parties hereunto have duly executed this Agreement as of the day and year first above written.

                                                  LEARONAL, INC.


                                                  By:__________________



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